Exhibit 23.1

CONSENT OF KLH CONSULTING

INDEPENDENT PROFESSIONAL PETROLEUM ENGINEEER

Legend Oil and Gas, Ltd.

1420 5th Avenue, Suite 2200

Seattle, Washington 98101

Gentlemen:

I hereby consent to the references to KLH Consulting and myself in the form and context in which they appear in the Amendment No. 1 to the Quarterly Report on Form10-Q/A of Legend Oil and Gas, Ltd. for the period ended September 30, 2011 (the “Report”). I also consent to the inclusion in the Report of estimates of oil and gas reserves contained in my report dated May 19, 2011 and updated January 4, 2012 (effective as of December 31, 2010), and to the incorporation by reference of my report as an exhibit to the Report.

/s/ Kenton L. Hupp
Kenton L. Hupp
Licensed Petroleum Engineer

Wichita, Kansas

February 22, 2012